Exhibit 99.1

Strayer Education, Inc. Reports Second Quarter Enrollment, Revenues and Earnings; Q3 2017 Enrollment Outlook

--Middle States Reaffirms Strayer University’s Regional Accreditation--

--Strayer University Second Quarter New Enrollment Up 8%, Total Enrollments Up 6%--

HERNDON, Va.--(BUSINESS WIRE)--July 26, 2017--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the period ended June 30, 2017. Financial highlights are as follows:

Three Months Ended June 30

  During the second quarter, student enrollment at the Company’s main operating unit, Strayer University, increased 6% to 43,411, compared to 41,029 for the same period in 2016. New student enrollment for the period increased 8% and continuing student enrollment increased 5%.
  Revenues increased 4% to $112.7 million compared to $108.5 million for the same period in 2016, principally due to higher enrollment partially offset by lower revenue per student.
  Income from operations was $13.9 million compared to $12.9 million for the same period in 2016, an increase of 7%. Excluding noncash adjustments, income from operations was $11.9 million compared to $12.8 million for the same period in 2016. The noncash adjustments are associated with a reduction to the value of contingent consideration related to the Company’s acquisition of the New York Code & Design Academy, and adjustments to the Company’s reserve for leases on facilities no longer in use. Operating margin was 12.3%, compared to 11.9% for the same period in 2016. Excluding the noncash adjustments, operating income margin was 10.5% compared to 11.8% for the same period in 2016.
  Net income was $10.3 million compared to $7.8 million for the same period in 2016, an increase of 32%. Excluding the noncash adjustments, net income was $8.2 million compared to $7.7 million for the same period in 2016.
  Diluted earnings per share was $0.92 compared to $0.72 for the same period in 2016, an increase of 28%. Excluding the noncash adjustments, diluted earnings per share was $0.73 compared to $0.71 for the same period in 2016. Diluted weighted average shares outstanding increased 4% to 11,190,000 from 10,799,000 for the same period in 2016.

Six Months Ended June 30:

  Revenues increased 4% to $227.6 million compared to $219.7 million for the same period in 2016, principally due to higher enrollment partially offset by lower revenue per student.
  Income from operations was $32.3 million compared to $33.0 million for the same period in 2016, a decrease of 2%. Excluding the noncash adjustments, income from operations was $30.3 million compared to $31.3 million for the same period in 2016. Operating income margin was 14.2%, compared to 15.0% for the same period in 2016. Excluding the noncash adjustments, operating income margin was 13.3% compared to 14.2% for the same period in 2016.
  Net income was $20.9 million compared to $20.2 million for the same period in 2016, an increase of 3%. Excluding the noncash adjustments, net income was $18.8 million compared to $19.1 million for the same period in 2016.
  Diluted earnings per share was $1.87 for 2017 and for 2016. Excluding the noncash adjustments, diluted earnings per share was $1.68 compared to $1.77 for the same period in 2016. Diluted weighted average shares outstanding increased 3% to 11,155,000 from 10,790,000 for the same period in 2016.

Balance Sheet and Cash Flow

At June 30, 2017, the Company had cash and cash equivalents of $147.9 million and no debt. The Company generated $32.8 million in cash from operating activities in the first six months of 2017 compared to $22.4 million during the same period in 2016. Capital expenditures for the first six months of 2017 were $8.4 million, compared to $3.9 million for the same period in 2016.

The Company had $70.0 million of share repurchase authorization remaining at June 30, 2017. No shares were repurchased in the second quarter of 2017.

For the second quarter of 2017, bad debt expense as a percentage of revenues was 4.5%, compared to 3.8% for the same period in 2016.

Q3 Enrollment Outlook

Total enrollments at Strayer University for the third quarter 2017 are anticipated to grow 7% to approximately 41,600 students from 38,813 students for the same period in 2016. New student enrollments are expected to increase approximately 7%, while continuing student enrollments are expected to increase approximately 8%. Revenue per student for the third quarter is expected to decrease between 1% and 2%.

Accreditation

During the second quarter, the Middle States Commission on Higher Education (Middle States) reaffirmed Strayer University’s regional accreditation, with no required follow-up reporting. Middle States found that Strayer is in full compliance with all fourteen of its Standards of Excellence. The Standards of Excellence constitute Middle States’ qualitative measures of institutional performance. The Middle States accreditation is for eight years, during which time the University will submit annual reports, and the University’s next review will be in 2025-26.

Additionally during the second quarter, the Commission on Collegiate Nursing Education (CCNE) granted accreditation to Strayer University’s RN to BSN program. This specialized, programmatic accreditation is for five years, through June 2022, with the University’s next on-site evaluation in fall 2021. CCNE’s accreditation recognizes that the program engages in effective educational practice in nursing and effective educational preparation of members of the nursing profession.

Stock-based Compensation Activity

In May 2017, the Company awarded 7,541 shares of restricted stock to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation. The Company’s stock price closed at $86.83 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At June 30, 2017, the Company had 11,167,425 common shares issued and outstanding, including 466,318 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding and 100,000 vested stock options outstanding.

Common Stock Cash Dividend

The Company announced today that its Board of Directors had declared a regular, quarterly cash dividend of $0.25 per share of common stock. This dividend will be paid on September 18, 2017 to shareholders of record as of September 5, 2017.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2017 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is educating a more competitive and qualified workforce by solving higher education’s most challenging problems. It includes Strayer University, a regionally accredited institution that delivers affordable degree programs for working adults, and a Top 25 Princeton Review-ranked executive MBA program through the Jack Welch Management Institute. Non-degree web and mobile application development courses are offered through the New York Code + Design Academy. Strayer also transforms the workforces of its corporate partners through customized degree and professional development programs. By deploying innovative teaching methods and technologies that enhance student learning outcomes, Strayer makes it possible for working adults to acquire the skills they need to succeed in today’s rapidly changing economy.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “outlook,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2017	2016	2017
Revenues	$108,487	$112,720	$219,653	$227,632
Costs and expenses:
Instruction and educational support	61,782	61,656	119,880	123,072
Marketing	17,748	19,226	36,046	37,944
Admissions advisory	4,131	4,779	8,480	9,495
General and administration	11,930	13,205	22,259	24,824
Total costs and expenses	95,591	98,866	186,665	195,335
Income from operations	12,896	13,854	32,988	32,297
Investment income	112	253	212	434
Interest expense	160	160	320	319
Income before income taxes	12,848	13,947	32,880	32,412
Provision for income taxes	5,062	3,645	12,674	11,532
Net income	$7,786	$10,302	$20,206	$20,880

Earnings per share:
Basic	$0.73	$0.96	$1.91	$1.96
Diluted	$0.72	$0.92	$1.87	$1.87

Weighted average shares outstanding:
Basic	10,610	10,680	10,603	10,655
Diluted	10,799	11,190	10,790	11,155

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$129,245	$147,867
Tuition receivable, net	20,532	20,342
Income taxes receivable	—	1,485
Other current assets	10,766	10,357
Total current assets	160,543	180,051
Property and equipment, net	73,124	72,706
Deferred income taxes	31,096	32,441
Goodwill	20,744	20,744
Other assets	13,189	12,540
Total assets	$298,696	$318,482

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,132	$41,286
Income taxes payable	1,883	—
Deferred revenue	16,691	20,017
Other current liabilities	133	—
Total current liabilities	59,839	61,303
Other long-term liabilities	50,483	47,978
Total liabilities	110,322	109,281
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized;
11,093,489 and 11,167,425 shares issued and outstanding at
December 31, 2016 and June 30, 2017, respectively	111	112
Additional paid-in capital	35,453	41,106
Retained earnings	152,810	167,983
Total stockholders' equity	188,374	209,201
Total liabilities and stockholders' equity	$298,696	$318,482

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	For the six months ended June 30,
	2016	2017
Cash flows from operating activities:
Net income	$20,206	$20,880
Adjustments to reconcile net income to net cash provided
by operating activities:
Amortization of gain on sale of assets	(140)	(133)
Amortization of deferred rent	(446)	(859)
Amortization of deferred financing costs	131	131
Depreciation and amortization	8,873	8,975
Deferred income taxes	(2,158)	(1,560)
Stock-based compensation	4,926	5,654
Changes in assets and liabilities:
Tuition receivable, net	245	(137)
Other current assets	(1,466)	409
Other assets	(2,639)	829
Accounts payable and accrued expenses	(726)	559
Income taxes payable	(3,314)	(3,153)
Deferred revenue	3,313	4,356
Other long-term liabilities	(4,380)	(3,187)
Net cash provided by operating activities	22,425	32,764

Cash flows from investing activities:
Purchases of property and equipment	(3,852)	(8,435)
Cash used in acquisition, net of cash acquired	(7,635)	—
Net cash used in investing activities	(11,487)	(8,435)

Cash flows from financing activities:
Payments of contingent consideration	(405)	—
Common dividends paid	—	(5,707)
Net cash used in financing activities	(405)	(5,707)
Net increase in cash and cash equivalents	10,533	18,622
Cash and cash equivalents - beginning of period	106,889	129,245
Cash and cash equivalents - end of period	$117,422	$147,867

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$274	$469

CONTACT:
Strayer Education Inc.
Daniel Jackson, 703-713-1862
Executive Vice President and Chief Financial Officer
daniel.jackson@strayer.edu